AGREEMENT OF MERGER

      Agreement of Merger, dated July 25, 1997, among SM Sub, Inc., an Ohio corporation ("Sonics Sub"), Sonics & Materials, Inc., a Delaware corporation ("Sonics"), and Tooltex, Inc., an Ohio corporation ("Tooltex"); Sonics Sub and Tooltex are sometimes referred to herein as "Constituent Corporations."

      Tooltex is a corporation duly organized and existing under the laws of the State of Ohio with an authorized capital consisting of 750 shares of common stock, no par value ("Tooltex Common Stock"), of which, as of the date hereof, 181 shares are issued and outstanding and six shares are treasury shares.

      Sonics Sub is a corporation duly organized and existing under the laws of the State of Ohio with an authorized capital consisting of 850 shares of common stock, without par value ("Sonics Sub Common Stock"), of which 100 shares are issued and outstanding and owned by Sonics.

      Sonics and the respective Boards of Directors of the Constituent Corporations deem it advisable that Tooltex be merged with and into Sonics Sub (the "Merger") as provided herein and in the Agreement and Plan of Merger dated as of July 25, 1997 (the "Agreement and Plan") which sets forth certain representations, warranties and agreements in connection with the Merger and related transactions.

      In consideration of the mutual benefits to be derived from this Agreement and the Agreement and Plan and of the premises and of the mutual agreements hereinafter contained, Tooltex, Sonics Sub and Sonics on the basis, terms and conditions contained therein, and in connection herewith, agree as follows:


                             ARTICLE I

                       Surviving Corporation

      In  accordance  with  the  applicable   provisions  of  the  Ohio  General
Corporation Law, Tooltex shall be merged with and into Sonics Sub. Sonics Sub shall be and is herein sometimes referred to as the "Surviving Corporation".


                            ARTICLE II

                    Effectiveness of the Merger

      Section 2.1. Effective Date. Subject to the provisions of this Agreement and the Agreement and Plan, a certificate of merger (the "Certificate of Merger") shall be executed by Sonics

Sub and Tooltex and delivered to the Secretary of State of the State of Ohio for filing as provided in the Ohio
General Corporation Law. The Merger shall become effective at the time the Certificate of Merger is accepted for filing by the Secretary of State of the State of Ohio (the "Effective Date").

      Section 2.2. Effects of the Merger. At the Effective Date, (i) the separate existence of Tooltex shall cease and Tooltex shall be merged with and into Sonics Sub, (ii) the Articles of Incorporation of Sonics Sub shall be the Articles of Incorporation of the Surviving Corporation, (iii) Article I of the
Articles of Incorporation of the Surviving Corporation, SM Sub, Inc., shall be amended to read as follows:

                             ARTICLE I

                               Name

        The name of said corporation shall be Tooltex, Inc.

and (iv) the Merger shall, from and after the Effective Date, have all the effects provided by applicable Ohio law.

      Section 2.3. Additional Action. If, at any time after the Effective Date, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Tooltex acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Tooltex and Sonics Sub and their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of Sonics Sub and Tooltex or otherwise to take any and all such action.


                            ARTICLE III

                 Effect of Merger on Capital Stock
                  of the Constituent Corporations

      Section 3.1. Conversion of Stock of Tooltex and Sonics Sub.
At the Effective Date:

           (i) All shares of Tooltex Common Stock then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (w) shares of the common stock, par value $.03 per share, of Sonics ("Sonics

                                   2.

Common Stock"), determined pursuant
to Section 3.1(ii) hereof (x) cash determined pursuant to Section 3.1(ii) hereof, (y) options to purchase Sonics Common Stock determined pursuant to
Section 3.1(iii) hereof, and (z) the right to receive cash for a fraction of a share, if any, pursuant to Section 3.3 hereof.

           (ii) Each outstanding share of Tooltex Common Stock shall be exchanged for (x) 386.74033 shares of Sonics Common Stock and (y) $386.74.

           (iii) Each shareholder of Tooltex shall be granted an option to purchase 5,000 shares of Sonics Common Stock in the manner and subject to the conditions provided in Sonics' Incentive Stock Option Plan.

           (iv) Each share of Tooltex Common Stock then held in the treasury of Tooltex shall, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, and no shares of Sonics Common Stock shall be issued with respect thereto.

      Section 3.2. Exchange of Certificates. On the Effective Date, each holder of the certificates theretofore evidencing outstanding shares of Tooltex Common Stock ("Certificate") shall surrender the same to Sonics or such other agent or agents as shall be appointed by Sonics and shall receive in exchange therefor
(i) a certificate or certificates representing the number of full shares of Sonics Common Stock which the holder of shares of Tooltex Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have the right to receive as provided in this Article III, (ii) a certified check in an amount equal to the number of shares of Tooltex Common Stock surrendered to Sonics multiplied by $386.74 and (iii) a stock option agreement to purchase 5,000 shares of Sonics Common Stock . Until so surrendered, each outstanding Certificate will be deemed for all corporate purposes of Sonics to evidence the right to receive ownership of the number of full shares of Sonics Common Stock, cash and options; provided, however, until such outstanding Certificates are so surrendered, no dividend payable to holders of record of Sonics Common Stock as of any record date subsequent to the Effective Date or cash payable in lieu of fractional shares pursuant to Section 3.3 hereof shall be paid to the holder of such outstanding Certificate in respect thereof. All shares of Sonics Common Stock and rights to receive cash and options for which shares of Tooltex Common Stock shall be exchangeable pursuant to this Section
3.2 shall be deemed to have been issued and granted in full satisfaction of all rights pertaining to such converted and exchanged shares of Tooltex Common Stock.

      Section 3.3. No Fractional Shares. No certificates or scrip for fractional shares of Sonics Common Stock will be issued, no Sonics stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of or as a shareholder of Sonics. In lieu of such fractional shares, the holder of Tooltex Common Stock who would otherwise be entitled to a fraction of a share of Sonics Common Stock (or any other person who is the record holder of certificates for shares of Sonics Common Stock for which such shares of Tooltex Common Stock may be exchanged) will upon surrender of said Certificate

                                      3.

or Certificates,  be paid
the cash value of such fraction, which shall be equal to the fraction multiplied by the closing price of a full share of Sonics Common Stock on the Nasdaq National Market System on the last trading day immediately preceding the Effective Date.

      Section 3.4. Certificates in Other Names. If any certificate evidencing shares of Sonics Common Stock is to be issued in a name other than that in which the Certificate surrendered is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to Sonics acting solely in its corporate capacity any transfer or other taxes required by reason of the issuance of a certificate for shares of Sonics Common Stock in any name other than that of the registered holder of the Certificate surrendered or establish to the satisfaction of Sonics acting solely in its corporate capacity that such tax has been paid or is not payable.

      Section 3.5. Adjustments. If, between the date hereof and the Effective Date, the outstanding shares of Sonics Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of shares of Sonics Common Stock to be issued and delivered in the Merger for each outstanding share of Tooltex Common Stock as provided in this Agreement shall be correspondingly adjusted and any new exchange ratio resulting from any such adjustment shall be rounded to three decimal places.



                            ARTICLE IV

                           Miscellaneous

      Section 4.1. Termination. This Agreement shall terminate in the event of and upon the termination of the Agreement and Plan.

      Section 4.2. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      Section 4.3. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, addressed as follows:

           (a)  If to Sonics Sub or Sonics, to:

                Sonics & Materials, Inc.
                West Kenosia Avenue
                Danbury, Connecticut  06810
                Attn:  Lauren Soloff

                                  4.

                Copy to:

                Tyler Cooper & Alcorn, LLP
                205 Church Street
                P.O. Box 1936
                New Haven, Connecticut 06509
                Attn:  Kathleen A. Maher, Esquire

           (b)  If to Tooltex, to:

                Tooltex, Inc.
                6160 Seeds Road
                Grove City, Ohio  43123
                Attn:  Paul L. Spurgeon

                Copy to:

                Feinstein, Mulligan & Fromson
                3478 No. High Street
                Columbus, Ohio  43214

                Attn:  Richard S. Mulligan

or such other address as shall be furnished in writing by either party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

      Section 4.4. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that Sonics Sub may assign all of rights, interests and obligations hereunder to a first tier subsidiary of Sonics, provided that such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

      Section 4.5. Modifications, Amendments and Waivers. At any time prior to the Effective Date, if authorized by their respective Boards of Directors and to the extent permitted by law, the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Tooltex, Sonics Sub and Sonics by a person authorized to sign this Agreement.

                                   5.

      Section 4.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      Section 4.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OHIO (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

      IN WITNESS WHEREOF, Tooltex, Sonics Sub and Sonics have caused this Agreement to be executed by their duly authorized officers, respectively, as of the day and year first above written.
                               SM SUB, INC.



                               By:  /s/ Robert S. Soloff
                                    ------------------------
                                    Name: Robert S. Soloff
                                    Title: Chairman and President
Attest:

________________________       By:  /s/ Lauren H. Soloff
                                    --------------------------
                                    Name: Lauren Soloff
                                    Title: Secretary

                               SONICS & MATERIALS, INC.


Attest:
                               By:  /s/ Robert S. Soloff
_____________________               ------------------------
                                    Name: Robert S. Soloff
                                    Title: Chairman and President


                                  TOOLTEX, INC.


                               By:  /s/ Paul L. Spurgeon
                                    -------------------------
                                    Name:  Paul L. Spurgeon
                                    Title: President
Attest:

______________________         By:  /s/ Benjamin C. Egelhoff
                                    -------------------------
                                    Name:  Benjamin C. Egelhoff
                                    Title: Secretary

c:\doc\kam\sonics\tooltex\agmtof.ex

                                   6.